(1) Laurus Master Fund, Ltd., a Cayman Islands corporation ("Laurus Master Fund"), is the holder of all of the securities of Riviera Tool Company, a Michigan corporation (the "Company"), reported herein. Laurus Master Fund is managed by Laurus Capital Management, LLC, a Delaware limited liability company ("Laurus Capital"). Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital, and share sole voting and investment power over all securities of the Company held by Laurus Master Fund. Thus, for the purposes of Reg. Section 240.13d-3, Laurus Capital, Eugene Grin and David Grin may be deemed to be beneficial owners of more than 10% of the Company's common stock, no par value per share (the "Shares"). Each of Laurus Capital, Eugene Grin and David Grin disclaims beneficial ownership of the securities reported herein except to the extent of such person's pecuniary interest in Laurus Master Fund, if any. The filing of this statement by any reporting person shall not be deemed an admission that such person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by the statement. Laurus Master Fund acquired 272,727 Shares upon the conversion on December 12, 2005 of an aggregate of $150,000 principal amount of that certain secured convertible term note issued by the Company in favor of Laurus Master Fund in the original principal amount of $3,200,000.

(2) Laurus Master Fund, Ltd. holds (i) a Secured Convertible Term Note, as amended, in the aggregate initial principal amount of $3,200,000, which is convertible into Shares at a conversion rate of $1.66 per share, subject to certain adjustments (the "Term Note"), (ii) a Secured Convertible Minimum Borrowing Note, in the aggregate initial principal amount of $2,000,000, which is convertible into Shares at a conversion rate of $1.66 per share, subject to certain adjustments (the "Borrowing Note"), (iii) an Amended and Restated Secured Revolving Note, in the aggregate initial principal amount of $9,000,000, which is convertible into Shares at a conversion rate of $1.66 per share, subject to certain adjustments (the "Revolving Note"), and (iv) options to acquire 650,000 Shares at an exercise price of $0.01 per share, subject to certain adjustments (the "Options"). Principal and interest payable under each of the Term Note, the Borrowing Note and the Revolving Note may be payable in either cash or Shares, pursuant to the terms of the applicable instrument. Each of the Term Note, the Borrowing Note, the Revolving Note and the Options contains an issuance limitation prohibiting Laurus Master Fund from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by Laurus Master Fund of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). The 4.99% Issuance Limitation may be waived by Laurus Master Fund upon 65 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default (as defined in and pursuant to the terms of the applicable instrument). The partial conversion of the Term Note on December 12, 2005 into 272,727 Shares exceeded the 4.99% Issuance limitation. Each of the Term Note, the Borrowing Note, the Revolving Note and the Options contains an additional issuance limitation prohibiting Laurus Master Fund from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by Laurus Master Fund of more than 19.99% of the Shares then issued and outstanding (the "19.99% Issuance Limitation"). The 19.99% Issuance Limitation may not be waived by Laurus Master Fund. The partial conversion of the Term Note on December 12, 2005 into 272,727 Shares did not exceed the 19.99% Issuance Limitation. Each of the Term Note, the Borrowing Note, the Revolving Note and the Options is immediately convertible or exercisable, and the Options do not expire.